UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
The Aaron’s Company, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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EXPLANATORY NOTE

This Amendment No. 1 (this "Amendment") amends the definitive proxy statement furnished in connection with the solicitation of proxies by the Board of Directors of The Aaron's Company, Inc. (the "Company"), filed with the U.S. Securities and Exchange Commission ("SEC") on March 21, 2024 (the "2024 Proxy Statement"). The 2024 Proxy Statement was filed in connection with the Company's 2024 Annual Meeting of Shareholders to be held on Wednesday, May 15, 2024, including any adjournment or postponement thereof (the "Annual Meeting").

This Amendment revises certain descriptions in the 2024 Proxy Statement of the approval requirement for, and the effect of abstentions on, "Proposal 4: Vote to Approve the Amendment and Restatement of the Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan" ("Proposal 4"). As described in the amendments below, Proposal 4 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Any shares of the Company's common stock that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote on Proposal 4.

This Amendment should be read in conjunction with the Proxy Statement. Except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

The following disclosure amends and restates the paragraph under the heading "Matters to be Voted On—Proposal 4: Vote to Approve the Amendment and Restatement of the Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan—Vote Required for Approval" on page 20 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

"Vote Required for Approval

The approval of the Amended 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. ~~New York Stock Exchange rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the New York Stock Exchange considers an abstention as a vote against approval.~~ Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, ~~broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It~~ it is therefore important that you vote, or direct the holder of record to vote, on this proposal."

The following disclosure amends and restates the paragraph under the heading "Questions and Answers about Voting and the Annual Meeting—What vote is required to approve each proposal or elect directors, and how will my vote be counted?—Proposal 4-Approval of an Amendment and Restatement to The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan" on page 88 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

"Proposal 4-Approval of an Amendment and Restatement to The Aaron's Company, Inc. Amended and Restated 2020 Equity and Incentive Plan

Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to approve the Amended and Restated 2020 Plan. Assuming a quorum is present, the approval of the Amended and Restated 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. ~~NYSE rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the NYSE considers an abstention as a vote against approval.~~ Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, ~~broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It~~ it is therefore important that you vote, or direct the holder of record to vote, on this proposal."

The following disclosure amends and restates the paragraph under the heading "Questions and Answers about Voting and the Annual Meeting—What happens if I abstain from voting?" on page 90 of the Proxy Statement as follows (changes marked, with deleted text bold and strikethrough):

"What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting~~, except with respect to Proposal 4, for which NYSE considers an abstention as a vote against approval~~."

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2024

The Notice and Proxy Statement, this Amendment and the Annual Report are available free of charge on our website at investor.aarons.com under Financials, Annual & Proxy Reports and at http://www.proxyvote.com.

This Amendment is being filed with the SEC and furnished to shareholders on March 25, 2024.